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                                                                Draft of 2/7/97

                              EMPLOYMENT AGREEMENT


        This Agreement is made as of the 1st day of January, 1997, between:

               IMC MORTGAGE COMPANY, a Florida corporation, the address of which is 3450 West Bush Blvd., Suite 250, Tampa, Florida 33618 (the "COMPANY")

                                       and

               MARK J. GREENBERG, whose address is 2328 Melinda Drive, Owings Mills, Maryland, 21117 (the "EMPLOYEE").

                                   Background

        The following facts constitute the background for this agreement:

        A. The Company, which is in the mortgage banking business, simultaneously herewith is purchasing substantially all the assets and business of Equity Mortgage Co., Inc., a Maryland corporation ("EQUITY").

        B. The Employee is a shareholder and key employee of Equity and the Company intends to continue the business of Equity in the Company and/or one or more of its affiliates (which continuation, regardless of the affiliate of Company through which such business is continued is called the "EQUITY DIVISION" of Company's business).

        C. The Company believes that the services of Employee in continuing to direct the Equity Division is very important to it continued success and therefor, the Company desires to retain the services of the Employee, and the Employee desires to be employed by the Company, in accordance with the terms and conditions set forth in this Agreement. In addition to directing the Equity Division, the Employee shall be a senior marketing vice president of the Company with certain responsibilities for generating business from loss mitigation activities and the sale of real estate owned by third parties (the "Loss Mitigation Business").

        NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree that the background facts are true and correct and form a substantive and integral part of this Agreement, and do further hereby agree as follows:



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        1.     Employment and Duties.

        The Company hereby employs, either directly or through one of Company's affiliates engaged in the mortgage banking business as the successor to Equity's mortgage banking business in the Territory (as defined below) (the Company and such affiliate sometimes hereinafter collectively called the "EMPLOYER, it being agreed that the Company shall at all times continue to have primary liability under this Agreement"), the Employee as the Senior Vice-President of the Equity Division of Employer and as a senior marketing vice president for the Loss Mitigation Business, and the Employee hereby accepts such employment upon the terms and conditions contained in this Agreement. The Employee shall have such rights, duties and responsibilities as are consistent with those of a Senior Vice-President of a mortgage banking company and such other executive and managerial responsibilities as may be from time to time reasonably designated by the Board of Directors of the Company (the "BOARD") or the chief executive officer of the Company or the president of the Company (the "EXECUTIVE OFFICERS") that are consistent with Employee directing the day to day operations of the Equity Division. The Employee will work from offices in Owings Mills, Maryland and the Company agrees not to relocate Employee without Employee's consent. The Employee shall perform his duties in a conscientious, reasonable and competent manner, shall devote his reasonable best efforts, skill and abilities to promote the Company and the business of the Equity Division and shall devote Employee's full business time and attention to the performance of his duties. The Employee shall at all times discharge his duties as an officer and employee subject to the general control of the Board and the Executive Officers of Employer, but the Company will not exercise unreasonable control over the day-to-day operations of the Equity Division which shall be directed by Employee.

        2.     Term.

        This Agreement shall have an initial term beginning on January 1, 1997 and continuing until December 31, 2000 (the "CONTRACT TERM") unless earlier terminated as provided herein. Employee is to serve at the pleasure of the Board and such employment is subject to termination by either party, with or without Cause, upon thirty (30) days written notice. At the expiration of the initial term hereof (or any renewal term, if applicable), this Agreement shall automatically renew for an additional two year term unless either party provides notice to the other of intent not to renew at least 30 days prior to the expiration of the initial term, or renewal term as applicable. If this Agreement renews, then the Equity Division Bonus will not be applicable to the renewal term. For purposes of this Section 2 (and Subsection 4(h)), "CAUSE" shall mean
(i) serious, willful misconduct by the Employee in respect to his obligation to Company or Employer, including for example (but not limited to) the commission by Employee of a felony or the perpetration by Employee of a common law fraud;
(ii) the violation by Employee of any material term of this Agreement, including the failure of Employee to perform the amount and quality of service to Employer reasonably expected of him, which violation or failure is not cured or rectified after reasonable notice thereof and a reasonable opportunity to do so; or (iii) willful refusal to follow the Employer's reasonable policies and directives which violation is not cured or rectified after reasonable notice thereof and a reasonable opportunity to do so.


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        3.     Compensation.

        (a) Base Salary. The Company shall or shall cause Employer to pay the Employee a base salary ("Base Salary"), throughout the term of employment under this Agreement payable monthly, pro rated for any partial month such amount as is established by the Board from time to time, but not less than the following:

               (1) First Year. For the first 12 months of employment, a base salary per year of One Hundred Seventy-Five Thousand Dollars ($175,000);

               (2) Cost of Living Adjustments. Beginning on the first anniversary of Employee's employment, and upon each anniversary thereafter, the base salary per year shall equal the sum of (i) the salary paid to Employee for the last year prior to such anniversary date (the "LAST YEAR'S SALARY"), plus (ii) an amount equal to Last Year's Salary times the CPI Adjustment (as hereinafter defined).

        As used in this agreement, the term "CPI ADJUSTMENT" shall mean the percentage increase for the twelve (12) months ending on the applicable anniversary date of Employee's employment, in the Consumer Price Index-All Urban Consumers, U.S. City average All Items (1967=100) Not Seasonally Adjusted, as published by the Bureau of Labor Statistics, U.S. Department of Labor ("CPI") over the prior twelve (12) months. The percentage increase in the cost of living shall be zero percent (0%) if the CPI is decreased during the past year. If the CPI is discontinued or unavailable, such other comparable governmental index shall be used to obtain substantially the same result as if the CPI had been continued or available.

        (b) Equity Division Bonus. Employer shall pay to Employee within sixty
(60) days following the end of each of the Company's calendar years beginning with calendar year 1997, and ending with calendar year 2000, a bonus (the "EQUITY DIVISION BONUS") in an amount equal to 1 1/2% of the mortgage originations ("Originations") of the Equity Division of Company which will be directed and operated primarily by Employee provided, however, in no event will the Equity Division Bonus be greater than the after tax profits of such Equity Division computed before taking into effect the Equity Division Bonus. Upon termination of Employee's employment, Employee shall be entitled to the bonus earned through the date of termination (plus bonus that accrues with respect to business in the pipeline as of such termination date that closes following such termination date)with such amount to be paid within sixty days following termination. The Employee shall be entitled to access reports and books and records to verify the computation of the Equity Division Bonus.

        (c) Loss Mitigation Business Bonus. Employer shall pay Employee within sixty (60) days following the end of each of the Company's calendar years beginning with calendar year 1997, a bonus (the "Loss Mitigation Business Bonus") in an amount equal to the greater of (i) 25 basis points (.0025) on all sub-prime mortgage loans originated by Company's Loss Mitigation Business, or
(ii) ten percent (10%) of the front-end points received by Company on all loans originated by the Loss Mitigation Business. Employee will pay from the Loss Mitigation Business


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Bonus any amounts due to Mark Friedman in connection with such Loss Mitigation
Business. The Equity Division Bonus and the Loss Mitigation Business Bonus are collectively called the "Bonus." Upon termination of Employee's employment, Employee shall be entitled to the bonus earned through the date of termination (plus bonus that accrues with respect to business in the pipeline as of such termination date that closes following such termination date) with such amount to be paid within sixty days following termination. The Employee shall be entitled to access reports and books of records to verify the computation of the Loss Mitigation Business Bonus.

        (d) Employee Benefits. Employee shall be eligible for, and shall receive, all benefits on the same basis as otherwise generally available to other executives of the Company, including, but not limited to: health and dental insurance, life insurance, profit sharing plans, investment and retirement plans and vacations and holidays. A general listing of the benefits currently available to executives of the Company is attached hereto as EXHIBIT A.

        (e) Employment Taxes. The Company shall deduct from any payments to the Employee taxes required to be withheld and paid to any federal, state or local government as a result of the Employee's employment.

        (f) Expense Reimbursement. The Employer shall reimburse Employee for all customary and reasonable business expenses (including automobile expenses) incurred by Employee in connection with Employer's business, subject to a reasonable budget approved by the Company and subject to reasonable documentation. The Company shall arrange to have a credit card issued to Employee for business use.

        4.     Non-Competition and Proprietary Information.

        (a) Restricted Business Activity and Geographic Scope. The Employee will not compete with the Company, Employer or any of their respective affiliates in the mortgage banking business (including, without limitation, either the conforming or nonconforming loan business), either directly or indirectly, alone or in conjunction with others, anywhere inside of the Territory (as defined below), during the term of Employee's employment with the Employer (except to wind-down the assets of Equity). In addition, for a period beginning on this date and ending two (2) years following Employee's termination of employment (the "NON-COMPETITION TERM") for whatever cause or reason, including expiration of the Contract Term, but subject to subsection (h) of this Section 4, the Employee will not compete with the Company, the Employer or any of their affiliates in the mortgage banking business (including, without limitation, either the conforming or nonconforming loan business), either directly or indirectly, alone or in conjunction with others, within the Territory, and during said period, the Employee will not act as a competitor to the Company or its affiliates directly, or indirectly, as a proprietor, owner, shareholder (other than as a shareholder of a publicly traded Company so long as Employee does not own or control more than 5% of the shares of such Company), partner, joint venturer, trustee, director, representative, employee, agent or consultant to any person or entity (called an "ASSOCIATED PERSON") where Associated Person competes with Company or any of its affiliates, as described above.


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               (b) Territory. "TERRITORY" means such areas where the Equity
Division actually engaged in the mortgage banking business during the term of this Agreement and prior to termination of employment.

               (c) Customers/Relationships. The Employee shall not directly or indirectly through an Associated Person, do anything to interfere with any relationship between the Company, or it's affiliates and any of their customers, clients, lenders, or persons or concerns dealing with the Company or it's affiliates during his employment and the Non-Competition Term; provided, however, that if subsection 4(h) becomes operative, general competition by Employee (or by an Associates Person) shall not be deemed interference for purposes of this subsection 4(c).

               (d) Employees. The Employee shall not directly or indirectly through an Associated Person, without the prior consent of the Company and its affiliates solicit, hire away or employ any person who is an employee of the Company or the Company's affiliates during the Non-Competition Term if such employee earns more than $50,000 per year ("SENIOR PERSONNEL").

               (e) Reasonable and Necessary Restrictions. The Employee acknowledges that the restrictions, prohibitions and other provisions of this
Section 4 are reasonable, fair and equitable in scope, term and duration, are necessary to protect the legitimate business interests of the Company, and are a material inducement to the Company to enter into the transactions herein contemplated. The Employee covenants that he will not raise any defenses as to the reasonableness of the Non- Competition Term or geographic scope of the restrictions found in this Section 4.

               (f) Enforceability. In the event that any restriction contained in this Section 4 shall be held to be too broad to allow enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

               (g) Inadequacy of Remedy at Law. The Employee acknowledges and agrees that the Company's remedy at law for any breach of his obligations under this section may be inadequate, and agrees and consents that temporary and/or permanent or injunctive relief may be sought against him from breaching this Agreement and further agrees that any proceeding may be brought to enforce any provision of this section without the requirement that the Company prove actual damages as a result of the premature breach of this Agreement.

               (h) Termination of Certain Non-Competition Restrictions. In the event (i) the Employee quits as a result of a breach of this Agreement by the Company, (ii) the Employee becomes disabled and subsequently is ready to return to work and the Company does not hire him back on substantially similar terms
(iii) prior to the end of the initial term, or any renewal term, the Company and the Employee (both acting reasonably) have not agreed upon a bonus arrangement for the renewal period and the Company or the Employee gives a notice of nonrenewal or (iv) the Employee is terminated without Cause during the initial term or any renewal term, or (v) the Employee's


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employment is not continued by the Company without Cause at the expiration of the initial term or any renewal term, then the Employee will be released from the non-competition restrictions in subsection (a), but the obligations not to interfere and not to hire Senior Personnel stated in subsections (c) and (d) shall continue until the later of the expiration of the Non-Competition Term or twelve months following such termination without Cause.

        5. Proprietary Information. During the term of this Agreement, the Employee shall only make disclosures of information that the Employee believes in good faith to be in the best interests of the Company and its affiliates. At all times thereafter, the Employee shall not, directly or indirectly, in any fashion, form or manner, divulge, disclose, furnish, communicate or make accessible to any person who is not authorized by the Company or its affiliates to receive such information any client or prospect list, financial data, sales data, advertising or marketing plans, technological information or any other confidential information of the Company or its affiliates. All files, records, documents, forms, plans, policy and procedures manuals, client or prospective client lists, written memoranda and similar materials relating to the business of the Company or its affiliates, whether prepared by the Employee or otherwise coming into the Employee's possession or knowledge during the term of this Agreement, shall remain the exclusive property of the Company.

        Notwithstanding the foregoing, and in light of the Employee's significant first hand knowledge of the mortgage banking business and his direct and substantial participation in designing, developing, implementing and monitoring certain information which otherwise might be deemed confidential or proprietary information, it is agreed that for purposes of this Agreement, the term "confidential information" as used in this Paragraph 5, shall not include any oral or written information which (i) is in the public domain or becomes generally available to the public other than as a result of a disclosure by the Employee, (ii) is or becomes available to the Employee on a non-confidential basis from a source other than the Employer, (iii) the Employee is required by applicable law to disclose, (iv) the Employee had knowledge of before being employed by the Employer, or (v) the Employee designed or developed while employed by the Employer.

        6.     Termination.

        (a) General. This Agreement is for employment at will and either party may terminate the Employee's employment hereunder, with or without Cause, upon thirty (30) days written notice.

        (b) Termination in the Event of Death. This Agreement shall terminate automatically upon the death of the Employee. In such event, the Company shall pay to the Employee's legal representative only the salary and bonus due to the Employee up to the date of termination (plus bonus that accrues with respect to business in the pipeline as of such termination date that closes following such termination date) as well as the benefits and reimbursed expenses due to the Employee at the time of death.



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        (c) Effect of Termination. In the event of the termination of Employee's employment hereunder then:

          (i) By Employee Without Good Reason, or by Employer With Cause. If the termination is either (aa) by the Employee without a material breach by Employer of the terms of this agreement, or (bb) by Employer with Cause, then Employee will receive his Base Salary (plus bonus pipeline) through the effective date of termination (the "ACCRUED SALARY") and the Bonus earned until the termination date (plus bonus that accrues with respect to business in the pipeline as of such termination date that closes following such termination date).

          (ii) By Employee With Good Reason or by Employer Without Cause. If the termination is either (aa) by the Employee due to a material breach by Employer of the terms of this agreement, or (bb) by the Employer without Cause, then Employee will receive his Base Salary through the end of the initial term (or the renewal term, as applicable) of this Agreement (the "FULL CONTRACT SALARY") and the Bonus for the remaining initial term (or the renewal term, as applicable) of this Agreement will continue to be paid as though the Employee's employment had continued except that the Bonus shall be calculated at one hundred and twenty percent (120%) of the Bonus for the calendar year preceding the year of such termination of employment; provided, however, that (a) there shall be no after tax profit ceiling (i.e. no ceiling based upon the profits of the current or future periods) in computing the Bonus to be payable under this subsection (ii), and (b) if such termination occurs during the first year of employment, the Bonus shall be predicated on the mortgage originations of Equity for the 1996 calendar year.

        7. Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Employee and his heirs and personal representatives and the Company and its successors, assigns and legal representatives. This Agreement is for the personal services of the Employee. The benefits and obligations hereunder are personal to the Employee and are not assignable or transferrable by the Employee. This Agreement shall not be assigned by the Company to any entity or person without the prior written consent of the Employee, provided that it may be assigned by the Company (with the Company continuing to have primary liability hereunder) without the prior written consent of the Employee to any entity or person which (a) acquires all or substantially all of the assets of the Company by purchase, merger or consolidation or (b) is formed as a wholly owned subsidiary by the Company to conduct the business formerly conducted by the Company at a substantially comparable level. In the event of any permitted assignment, any and all reference to the Company in this Agreement shall be deemed to mean such assignee.

        8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered to such person by hand delivery or recognized national overnight


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delivery service, or (ii) on the seventh day after being deposited in the United
States mail, certified mail, return receipt requested, postage prepaid, to the person at the address first listed above or to such other person and/or address as may be designated from time to time in writing.

        9. Entire Agreement. This Agreement constitutes the entire understanding between the Company and the Employee with respect to the subject matter hereof.

        10. Modification and Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by the Employee and by a person duly authorized by the Board of the Company. Any waiver by either party of any breach of any of the terms of this Agreement shall not be considered a waiver of any subsequent breach.

        11. No Assignment of Compensation. No right to or interest in any compensation or reimbursement payable hereunder shall be assignable or divisible by the Employee; provided, however, that this provision shall not preclude the Employee from designating one or more beneficiaries (otherwise to his estate) to receive any amount that may be payable after his death and shall not preclude his executor or administrator from assigning any right hereunder to the person or persons entitled thereto.

        12. No Attachments. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

        13. Headings. The heading of Sections and Subsections hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

        14. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the substantive laws of the State of Florida.

        15. Severability. In the event that any provision of this Agreement shall be held invalid and unenforceable for any reason whatsoever, such provision shall be deleted and the remainder of the Agreement shall not be affected and shall be valid and enforceable to the fullest extent permitted by law without the deleted provision or provisions.

        16. Attorneys' Fees and Costs. In connection with any legal action to enforce the terms of this Agreement, the prevailing party in such action shall be entitled to receive from the other party all costs incurred in connection therewith, including reasonable attorneys', legal assistant, investigator and other paralegal and clerical fees and costs, including such costs and fees on appeal, if any.



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        17. Counterparts. This Agreement shall become effective only upon execution hereof by the Company and Employee. It may be executed in several counterparts, any one of which shall constitute the agreement between the parties.

        18. Termination of Prior Agreements. This Agreement shall supersede any and all prior oral or written agreements existing between the Company, Equity and the Employee with respect to employment or compensation and, as between Company and Employee, specifically supersedes the Employment Agreement between Equity Mortgage Co., Inc. and the Employee dated April 10, 1987 (collectively all such prior agreements being the "Prior Agreements"). Accordingly, the Employee hereby releases and discharges the Employer and it's affiliates from any further obligation, liability or responsibility under any such Prior Agreements, and the Company, for and on behalf of itself and on behalf of its affiliates, hereby releases and discharges the Employee from any further obligation, liability or responsibility under any such Prior Agreements.



        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed all as of the day and year first above written.


                                       IMC MORTGAGE COMPANY, a Florida
                                       corporation


                                       By:
                                          -------------------------------------
                                              Its
                                                  -----------------------------
                                                       ("Company")


                                          -------------------------------------
                                                   MARK J.  GREENBERG

                                                        ("Employee")





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                                    EXHIBIT A

                         Benefits for Senior Executives








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